Exhibit 23(iii)

CONSENT OF TRUSTEE

The undersigned are named as the Trustee pursuant to that certain Indenture and Custody Agreement existing between the undersigned and PILOT FINANCIAL, INC. (f/k/a R J LENDING, INC.) (the “Registrant”) and as is described in the Prospectus which is a part of Post-Effective Amendment No. 1 to the Registration Statement on Form SB-2 of the Registrant filed under the Securities Act of 1933, as amended. The undersigned consents to the reference to the undersigned in the Prospectus.

/s/ Jerome S. Levin, Managing Member

LEVIN, TANNENBAUM, WOLFF, BAND, GATES & PUGH, P.L. Attorneys at Law

Sarasota, Florida

December 12, 2003